[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) is the type that the registrant customarily and actually treats as private or confidential.

FCPM DESIGN AND MANUFACTURING LICENSE AGREEMENT

-hereinafter referred to as “FCPM License”

between

Robert Bosch LLC 38000 Hills Tech Drive Farmington Hills, MI 48331

- hereinafter called “Bosch“

and

Nikola Corporation 4141 E Broadway Rd.
Phoenix, AZ 85040
on behalf of itself and its Affiliates

- hereinafter called “Nikola“ -

PREAMBLE

WHEREAS Bosch designs, manufactures and markets fuel cell power module systems (FCPMs), including products manufactured according to the Licensed IPR (defined below), and Bosch is willing to grant the licenses set forth in this FCPM License to Nikola to enable Nikola to adapt, further develop and assemble Licensed Products (defined below) using the Licensed IPR.

WHEREAS Nikola is interested in adapting, further developing and assembling Licensed Products using the Licensed IPR for the purpose of incorporating the Licensed Product into Nikola Trucks (defined below), and Nikola wishes to obtain the right to use Licensed IPR relating to Licensed Products for such adaptation, further development, assembly and incorporation.

WHEREAS Bosch and Nikola understand that the Licensed IPRs are under development and that additional Intellectual Property Rights may be developed by Bosch or its Affiliates after the effective date of this FCPM License and may need to be licensed separately depending on the nature of the developed Intellectual Property Rights.

WHEREAS Bosch and Nikola have entered into that certain Fuel Cell Supply Framework Agreement, dated as of August 30, 2021 (the “FCPM Framework Supply Agreement”), which, along with this FCPM License, the Purchasing Cooperation Agreement, Manufacturing Consulting Agreement, Engineering Validation Agreement, Individual Contracts (as such term is defined in the FCPM Agreement), and any Attachments, Schedules or other documents incorporated by reference thereto, are collectively referred to as the “Collective FCPM Agreement.”

NOW, THEREFORE, the Parties hereby agree as follows:

1.DEFINITIONS

In this FCPM License, the following terms (including any plurals) with capitalized initial letters have the respective meanings set forth below:

1.1.Affiliate. “Affiliate” means any corporation or other business organization in which a Party to this Manufacturing License on the Effective Date or at any time during the term of this Agreement directly or indirectly controlling, controlled by or under common control with such Party, where the term of control means possession or control of more than 50% percent of the voting shares or other equity interests and/or has the ability to direct the management and policies through equity ownership, contract or other means. Any such corporation or other business organization is deemed to be an Affiliate of such Party only as long as such ownership or such control exists.

1.2.FCPM License. “FCPM License” means this FCPM Design and Manufacturing License Agreement, including any written annexes to it that are attached hereto or incorporated herein by reference.

1.3.Intellectual Property Rights. “Intellectual Property Rights” means patents, patent applications, utility models, trade secrets, know-how, copyrights and/or copyright exploitation rights embodied in the Licensed Materials that are owned or controlled by Bosch, and which Bosch is legally entitled to license to Nikola under this FCPM License.

1.4.Confidential Information. “Confidential Information” means any and all non-public information and/or documentary material and/or other tangible or intangible items pertaining to the subject matter of this FCPM License, regardless of its physical form or characteristics, disclosed by a Party and/or its Affiliates to the other Party and/or its Affiliates, either directly or indirectly, in writing, orally or by inspection of tangible objects, that (a) is identified as “confidential,” “proprietary,” “private,” “restricted,” “sensitive,” “secret” or “internal use only” at the time of disclosure, or (b) should reasonably be considered to be confidential or proprietary due to its nature or the context of its disclosure.

1.5.Copy. To “Copy” means reproduce without any deviation from the master copy provided by Bosch hereunder. A “Copy” is such a reproduction.

1.6.Effective Date. “Effective Date” means the date on which this FCPM License has been duly signed by the last signing Party.

1.7.Export. “Export” occurs when a deliverable and/or Confidential Information is transferred from one country to another by any means, including but not limited to physical shipments, FTP file transfers, e-mails, faxes, oral transfers or remote server access. An “Export” also occurs when a deliverable and/or Confidential Information is transferred to any person who is neither a citizen nor permanent resident of the country in which the transfer of a deliverable and/or Confidential Information is taking place.

1.8.Force Majeure. “Force Majeure” means beyond the control of a Party, which this Party could not reasonably be expected to have taken into account at the Effective Date and which results in or causes the failure of that Party to perform any or all of its obligations under this FCPM License including, without limitation, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, pandemics, epidemics, strike, lockout or other industrial disturbance, war, terrorist act, blockade, revolution, riot insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy or other supplies, explosion, fault or failure of plant or machinery, governmental order or restraint, act of legislature and directive or requirement of a competent authority governing any Party provided that lack of funds are not be interpreted as a cause beyond the reasonable control of that Party.

1.9.Licensed IPRs. “Licensed IPRs” means the Intellectual Property Rights (defined in Section 1.3 above) owned or controlled by Bosch that are embodied in the Licensed Materials.

1.10.Licensed Materials. “Licensed Materials” means Bosch design, system and manufacturing documentation described in Annex 1 and any Licensed IPRs embodied therein. The Licensed Materials explicitly excludes any Intellectual Property Rights associated with the fuel cell stack, and also any components that are supplied by Bosch under the FCPM Framework Supply Agreement.

1.11.Licensed Product. “Licensed Product” is the fuel cell power module twinbox (FCPM)

that is manufactured in strict accordance with the CAD-models, Bill of Materials and other technical documentation set forth in Annex 1 (unless agreed otherwise in writing by Bosch) and assembled by Nikola in accordance with the Licensed Materials, wherein the Licensed Product may only be used in Nikola Trucks.

1.12.Licensed Territory. “Licensed Territory” means the Nikola facilities in Phoenix and Nikola manufacturing facilities in Coolidge, Arizona.

1.13.Nikola Trucks. “Nikola Heavy Duty Fuel Cell Trucks” or “Nikola Trucks” as used herein are defined as all hydrogen fuel cell-powered Nikola class 7 and 8 trucks manufactured and/or sold with (a) in the North America market with a gross vehicle weight rating greater than 26,000 pounds or (b) in the European market with a gross vehicle weight rating greater than 16 metric tonnes.

1.14.Party. “Party” means either Bosch or Nikola depending on the context, collectively referred to as “Parties”.

1.15.Third Party. “Third Party” means a natural or legal person (entity) other than an Affiliate of one of the Parties to this FCPM License.

1.16.All capitalized terms used in this FCPM License but not otherwise defined herein are given the meanings set forth in the FCPM Framework Supply Agreement.

2. SERVICES

2.1.Provision of Services. Except for the services provided in connection with delivering the Licensed Materials to Nikola, services rendered by Bosch shall be agreed upon in a separate agreement, or, absent such an agreement signed by both Parties, shall be governed by the applicable quotation for such services.

2.2.No Further Assistance. Bosch does not provide any technical assistance under this FCPM License except (1) as expressly stated in this FCPM License, or (2) as agreed in a separate agreement.

3.LICENSED MATERIALS

3.1.Delivery. TIME IS OF THE ESSENCE with regard to delivery of the Licensed Materials. Bosch shall begin to deliver to Nikola a master copy of the Licensed Materials on a secure FTP server as specified below:

Licensed Materials	Delivery Date	IDP Payment
BOSCH Licensed Materials described in Annex 1	within 6 weeks of License effective date
Updated documents of BOSCH Licensed Materials described in Annex 1 as related to FCPM B sample parts	Target Date June 30, 2022*	1st installment of 10 mEUR due as set forth in Article 6 below
Updated documents of BOSCH Licensed Material described in Annex 1 as related to PPAP submission	Target Date April 20, 2023*	2nd, 3rd and 4th installment of 10 mEUR each due as set forth in Article 6 below
*Dates are subject to change if timelines or scope of services change.

3.2.[reserved]

3.3.Acceptance. Within 30 (thirty) calendar days upon receipt of the master copy of the Licensed Materials as set forth in the table above, Nikola shall ensure, to the extent reasonably possible, the Licensed Materials of each delivery are sufficient for Nikola, and shall ensure any electronic files as delivered correctly operate, i.e., are not corrupt. In case Bosch has not received a written report stating the Licensed Materials are not complete and/or do not operate correctly within 30 (thirty) calendar days after providing Nikola with access to the Licensed Materials, the Licensed Materials shall be deemed accepted. In case a written report is received by Bosch stating the Licensed Materials are not complete or the electronic files are corrupt, Bosch shall make commercially reasonable efforts to re-deliver the Licensed Materials to Nikola within reasonable time.

3.4.Safety-Relevant Applications. The Licensed Materials may contain technology that is not designed, manufactured, or intended for use in hazardous environments AND SHOULD NOT BE USED IN ANY FAIL SAFE PERFORMANCE, I.E. AIRCRAFT, SATELLITES, NUCLEAR POWER PLANTS, OR WEAPON SYSTEMS (“SAFETY-RELEVANT APPLICATIONS”).

4.LICENSE

4..1.License Grant to Nikola. Conditioned upon (i) Nikola’s compliance with the terms and conditions set forth in this FCPM License, (ii) Nikola adhering to the purchase commitments and terms and conditions set forth in the FCPM Framework Supply Agreement including without limitation the volume requirements set forth therein, and (iii) in accordance with the Conditions attached hereto in Annex 2, Bosch grants to Nikola for the Term of this FCPM License and in the Licensed Territory a non- exclusive, non-transferable, revocable right, without the right to sub-license, the license rights set forth below to the Licensed IPRs solely as embodied in the Licensed Materials, to:

Use (solely as set forth herein), create derivative works of, and modify the Licensed Materials solely for use in the assembly of Licensed Products and only in connection with the development, manufacture, sale, delivery, exportation/importation, support and maintenance of Nikola Trucks in accordance with the terms and conditions of this FCPM License. The Parties agree that this license grant is expressly limited to (a) using the Licensed Materials, (b) creating derivative works of, and (c) modifying the Licensed Materials solely for use in manufacturing Licensed Products to be used in Nikola Trucks. For the avoidance of doubt, the foregoing limitations do not preclude Nikola from selling or exporting/importing Nikola Trucks in areas outside the Licensed Territory subject to conditions defined in this Section 4.1 and the FCPM Framework Supply Agreement, including the requirements for FCPMs for the European market.

Notwithstanding anything herein to the contrary, at such time as Nikola pays Bosch a total of at least [*] in license and royalty fees in accordance with this Agreement, the license grant set forth in this Section 4.1 will automatically become irrevocable (except upon material breach of this FCPM License or the FCPM Framework Supply Agreement) and fully-paid up.

Any changes to Licensed Materials requested by Nikola require an amendment to this FCPM License executed by both Parties. To the extent Bosch initiates a change, only significant changes will be communicated to Nikola. As used herein, significant changes means any change that impacts fit, form or function such that a new PPAP or validation is required.

4.2The license grant set forth above is the complete grant of rights to Nikola governed by this FCPM License, and no further rights, title or interests will be granted by implication, estoppel, equity or otherwise. Failure to comply with any of the conditions set forth in Section 4.1 above shall be deemed a Termination for Cause as set forth in Article 9 below. Upon termination of this FCPM License or FCPM Framework Supply Agreement for any reason, all license rights granted in this Article 4 shall automatically and immediately terminate, unless expressly stated otherwise.

4.3The Parties understand that Nikola will extend its vehicle line to include a Nikola TWO model of Class 7 and 8 trucks. At no additional IDP (as defined below) cost, Bosch will extend this FCPM License to include Nikola TWO truck applications via an amendment executed by both Parties, subject to the terms set forth in this Section 4.3. The specific design/application for the FCPM used in Nikola TWO class 7-8 truck applications may need to be adapted, and engineering services related thereto will be quoted separately; provided, however, that any such adaption will not result in any additional IDP fee hereunder. For the sake of clarity, the running royalty defined below will apply. Upon Nikola’s acceptance of such separately quoted engineering services, this FCPM License may be amended to include Nikola TWO. For the sake of clarity, the design that is licensed in this FCPM License is specifically developed and released for the Nikola Tre only. All adaptations for any other Nikola vehicle, such as the Nikola TWO, must be tested, validated and released in accordance with all applicable automotive standards, regulations and laws by Nikola. All design and applications services from Bosch to Nikola for engineering services, including engineering services related to Nikola TWO class 7-8 truck applications, are not part of this FCPM License and must be handled in accordance with Section 2.1 above.

4.4The Parties understand that Nikola may wish to expand Nikola Trucks to include Class 5 and 6 trucks. At no additional IDP, Bosch may be willing to extend this FCPM License to include class 5-6 truck applications via a written amendment executed by both Parties. The specific design and application for the FCPM used in class 5-6 truck applications may need to be adapted, and engineering services related thereto will be quoted separately; provided, however, that any such adaption will not result in any additional IDP fee hereunder, however, the running royalty defined below will apply. For the sake of clarity, the design that is licensed in this FCPM License is specifically developed and released for the Nikola Tre only. All adaptations must be tested, validated and released in accordance with all applicable automotive standards, regulations and laws by Nikola. All design and applications services from Bosch to Nikola for engineering services, including engineering services related to class 5-6 truck applications, are not part of this FCPM License and must be handled in accordance with Section 2.1 above.

4.5Nikola shall permanently mark all Licensed Products manufactured and assembled by Nikola with a special mark or indicator to distinguish FCPMs manufactured by Nikola from FCPMs that are manufactured and supplied by Bosch. In addition, Nikola markings on Licensed Products manufactured by Nikola must distinguish between samples and series Licensed Products. FCPMs manufactured by Bosch are sold to Nikola by Bosch under the FCPM Framework Supply Agreement. Nikola shall provide Licensed Products manufactured under this FCPM License with its own name and/or trademark.

4.6Nikola hereby grants to Bosch and its Affiliates the right to use, reproduce, modify, and distribute data related to the manufacture and supply of the Licensed Products and Licensed Materials (“Manufacturing Data”) which includes without limitation FCPM Assembly line data (e.g. tightening torques, leak check, End-of-Line checks, etc.) and any related Nikola FCEV Truck Manufacturing data (e.g. End-of-Line performance checks, etc.), and basic vehicle data (speed, torque, etc.) collected during the Term hereof for: (i) research and development related to improvement, analyses, validation, launch, quality and modification to Licensed Products or Licensed Materials for the purposes of FCPM assembly line release, FCPM product development, launch and release, and (ii) the purposes set forth in Section 4.7 below.

Manufacturing Data shall be sent to Bosch by Nikola as mutually agreed or as set forth herein, wherein Nikola shall provide Manufacturing Data on a reasonably continuous basis from development through launch phases (SOP+2 years) and thereafter through the term of this FCPM License, or by direct access via implementation of the Bosch manufacturing execution service (MES) on the manufacturing lines or similar systems.

With respect to Manufacturing Data related to pre-series production of Licensed Products, Bosch may collect the Manufacturing Data directly using data loggers that shall be installed on each pre-series production Licensed Product, unless otherwise agreed by Bosch.

4.7To the extent Nikola possesses the appropriate rights, as determined by Nikola in good faith, Nikola hereby grants to Bosch and its Affiliates the right to use, reproduce, modify, and distribute is vehicle operation data from the Nikola Trucks that is related to the Licensed Products, including without limitation vehicle, vehicle speed and vehicle torque data (“Vehicle Data”) and the Licensed Products and Licensed Materials data (“Product Data”), and any other Manufacturing Data collected during the term hereof, for the following purposes:

(i) research and development related to improvement, analyses, validation, release, launch, quality and modification to Licensed Products or Licensed Materials associated with the development and launch phases; and
(ii) research and development related to improvement, analyses, quality and modification to Licensed Products or Licensed Materials associated with the series production phase; and
(iii) the investigation of any accidents or claims related to a defect, failure, or alleged defect or failure of Licensed Products or Licensed Materials; and
(iv) the defense of any claim against Bosch brought by Nikola or any Third Party; and
(v) any other purpose that has been mutually agreed in writing between the Parties;

With respect to Vehicle Data and Product Data related to pre-series production of Licensed Products, Bosch may collect the Vehicle Data and Product Data directly using data loggers that shall be installed on each pre-series production Licensed Product, unless otherwise agreed by Bosch. Vehicle Data and Product Data shall also be sent to Bosch by Nikola as mutually agreed or as set forth herein, wherein Nikola shall provide Vehicle Data and Product Data on a reasonably continuous basis from development through launch phases (SOP+2 years) and thereafter through the term of this FCPM License.

To the extent Bosch determines that the rights granted in this Section 4.7 to Bosch are not negotiated by Nikola with their customer in good faith or are not passed on to Bosch to the extent Nikola would possess or could possess the appropriate rights, Nikola shall be in material breach of this FCPM License.

Bosch shall provide Nikola with a convenient and practical means to decrypt or otherwise decode use case relevant Product data.

Completion of validation and subsequent warranty as set forth in this FCPM License will be contingent upon successful Bosch FCPM/FC component validation, Licensed Product validation and Nikola vehicle validation including appropriate Product Data and Vehicle Data sharing in conjunction herewith.

Nikola will provide the pseudonymized data linked to a Nikola-internal logging ID, without any additional data that would enable Bosch to identify individuals (e.g VIN or GPS data). In exchange for the Vehicle Data and the Product Data provided by Nikola, Bosch will provide data access, analysis tools or reports to Nikola to improve operation of NIKOLA TRE and TWO applications over time as mutually agreed in a later signed agreement. Details of any data transmission fees, Bosch data access, analysis tools or reports and any fees related thereto shall be defined in a separate contract and mutually agreed in writing. Content of Vehicle Data related to Licensed Products or Licensed Material beyond what is expressly set forth above shall be negotiated and mutually agreed in writing during the development and launch phases. The same Vehicle Data will automatically be provided during the series phase unless otherwise negotiated and mutually agreed in writing.

4.8Nikola shall not provide the Licensed Materials, or parts thereof, to Nikola’s Affiliates, direct or indirect customers or to Third Parties. The Parties agree that the Licensed Materials are Bosch trade secret information, and Nikola shall maintain the Licensed

Materials as such. For the avoidance of doubt, the Licensed Materials will be treated as Bosch Confidential Information and Nikola shall not share the Licensed Materials with any Nikola Affiliates unless such Affiliate is approved by Bosch in writing.

4.9Nikola shall (i) securely store the Licensed Materials and Confidential Information in a separate and distinct location that is accessible only to those Nikola employees having a need to know, (ii) will maintain a log of those Nikola employees having access to the Licensed Materials and Confidential Information, and (iii) take all appropriate measures to ensure that the Licensed Materials are maintained in strict confidence and are only used to create Licensed Products that are included in Nikola Trucks. At Bosch’s written request, Nikola shall provide a list of all Nikola employees who have received or reviewed the Licensed Materials and Bosch’s Confidential Information within three (3) business days of Bosch’s request. Nikola shall be in material breach of this FCPM License if Nikola fails to comply with this Section 4.9. Except as already incorporated into Nikola Trucks, excluding Nikola Tre trucks that are to be sold in the European market, Nikola shall not export Licensed Products for incorporation into Nikola Trucks, unless Bosch expressly agrees in writing. The limitation in the foregoing sentence also applies to Intellectual Property Rights independently developed by Nikola that are modifications or derivatives of any the Licensed Materials in Annex 1.

4.10Nikola Improvements. To the extent resulting from Nikola’s improvements, modifications or derivative works of the Licensed Materials (“Nikola Improvements”) Nikola shall inform Bosch of such Nikola Improvements, patentable or not, that have been conceived and/or reduced to practice by or for Nikola that are related to this FCPM License. Nikola hereby grants to Bosch and its Affiliates a fully paid-up, royalty-free, worldwide, perpetual, irrevocable, non-exclusive license with the right to sublicense to any Nikola Intellectual Property Rights that are embodied in the Nikola Improvements in order to use, modify, create derivative works of, manufacture, make, have made, reproduce, sell, offer to sell, have sold, commercialize and exploit in any manner whatsoever the Nikola Improvements.

For all other Nikola Improvements created solely by Nikola that are not related to this FCPM License, Nikola shall inform Bosch, whether patentable or not. The Parties shall negotiate in good faith any license to such Nikola Improvements as mutually agreed.

5.OWNERSHIP AND RESTRICTIONS

5.1LICENSED MATERIALS. Nikola agrees and acknowledges that the Licensed Materials and all rights title and interests thereto remain the sole property of Bosch, its Affiliates or licensors, and Bosch reserves all rights not expressly granted herein. Without limiting the generality of the foregoing, except to the extent expressly permitted in this FCPM License or agreed by Bosch in writing in advance, Nikola shall not, nor shall Nikola permit any Affiliate or Third Party:

(a)to use the Licensed Materials to create any product similar to or competing with the Licensed Products and/or to enable Third Parties to do so; and/or

(b)to use the Licensed Materials in connection with any hardware or component other than to assemble the Licensed Products in strict accordance with

Annex 1; and/or

(c) to delete or remove the copyright markings, trademarks or any other attribute that identifies the Licensed Materials; and/or

(d)to combine with or incorporate the Licensed Materials or a part thereof in other know-how, unless Bosch agrees otherwise in writing; and/or

(e)Neither Party shall use the other Party’s name or trademark rights by virtue of this FCPM License.

5.2LICENSED PRODUCTS. The Parties agree that no provision of this FCPM License expressly or impliedly obligates Bosch to grant rights or pass on information where the granting or passing on by Bosch is not authorized due to restrictions imposed by contract, law or government directives; provided, however, that Nikola may terminate this FCPM License without liability therefor if any such restrictions imposed by contract, law or government directives substantially affect Nikola’s ability to manufacture the Licensed Product or substantially affect the Licensed Product and Bosch is unable to cure within ninety (90) days of the date of receipt of written notice of the substantial impact from Nikola, subject to Section 9.5.

6.CONSIDERATION

In consideration of the rights granted to Nikola with respect to the Licensed Materials and services performed by Bosch under this FCPM License:

6.1.One-Time License Fee.

Nikola shall pay to Bosch an Initial Down Payment (“IDP”) per the following:
(a)License fee in the amount of 10 million (10,000,000) Euros at the earlier of (i) June 30, 2022, or (ii) the date of termination. IDP payments are a one- time, non-refundable fixed-fee and will become due immediately upon termination of this FCPM License.
(b)License fee in the amount of 30 million (30,000,000) Euros in 2023 per the following payment schedule and conditions:
(1)License fee in the amount of 10 million (10,000,000) Euros paid by Jan 01, 2023 not subject to any program deliverable; and
(2)License fee in the amount of 10 million (10,000,000) Euros paid by April 01, 2023 not subject to any program deliverable; and
(3)License fee in the amount of 10 million (10,000,000) Euros paid by July 01, 2023 not subject to any program deliverable.
All above License fee payments due at the date of termination. IDP payments are a one-time, non-refundable fixed-fee and will become due immediately upon termination of this FCPM License.

6.2.Running Royalty Payment.

Nikola shall pay to Bosch a Running Royalty (“RR”) Payment per the following schedule for all FCPM production in Nikola per 100kW equivalent module:
(a)From SOP (as defined in the FCPM Framework Agreement) to < 20,000 volume = [*] per equivalent module
(b)20,000 to <50,000 volume = [*] per equivalent module
(c)50,000 to <100,000 volume = [*] per equivalent module
(d)100,000 to <200,000 volume = [*] per equivalent module
(e)≥200,000 volume = [*] per equivalent module

6.3.Planned Payment Schedule
Nikola shall pay to Bosch a Running Royalty (“RR”) Payment per the following schedule for all FCPM production in Nikola per 100kW equivalent module:
(a)[If Nikola’s produced volume is lower than the North America Project volumes per the FCPM Framework Agreement defined in the table below and the total RR revenue is less than [*], then the RR continues to be owed in the amount of [*] per equivalent module until the total RR revenue total equals [*] even if beyond the end of CY2030.
(b)If Nikola’s produced volume is higher than the North America Project volumes per the FCPM Framework Agreement defined in table below, then the RR continues at [*] per equivalent module thru end of CY2030.

Royalty Payment Table

Project volumes per FCPM Framework Agreement
Year			2023	2024	2025	2026	2027	2028	2029	2030	Total
100kW equiv (N			600	1,200	9,200	60,000	90,000	105,000	105,000	105,000	476,000
Cummulative Volum			600	1,800	11,000	71,000	161,000	266,000	371,000	476,000

Warranty Detai	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	sub-Total	Total
ED&T (m€	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
IDP (m€	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Volume (k			<20	<50	<100	<200	>200
RR/pc. (€			[*]	[*]	[*]	[*]	[*]				[*]	[*]
RR revenue (m			[*]	[*]	[*]	[*]	[*]				[*]	[*]

7.ACCOUNTING

Payment Terms for IDP:
Net 30 days. These payment terms are defined as the following; Bosch invoices dated the 1st-31st of the month must be paid in full and deposited in the specified bank account no later than 30 days from the date of the Bosch invoice. Payments must be deposited on a bank business day. If the 30th day falls on a bank holiday or weekend, Nikola must make accommodations to deposit the payment a prior business day. All Set-offs and debits are subject to prior written consent of Bosch.

Nikola undertakes to account to Bosch for all royalties payable under this FCPM License quarterly within six weeks after the end of each quarter and to remit by wire transfer within the same period the resultant royalties using the royalty reporting form of Annex 3 in US dollars using the Six Month Average (SMA) exchange rate for EUR to USD as given by European Central Bank (www.ecb.int). “SMA” is defined as the mean value of Monthly Averages (MA) for six full consecutive calendar months. The “MA” is defined as the monthly average spot exchange rate for EUR to USD as given by European Central Bank (www.ecb.int). The MA shall be determined by totaling the daily quotations for each calendar month and dividing this total by the number of days in that month for which rates were quoted for all Licensed Products manufactured by Nikola during the period reported for into the checking account , stating in the remittance the date of this FCPM License together with the word "Royalties"; for periods where no Licensed Products have been manufactured "nil royalty statements" shall be made.

Nikola shall do everything that is necessary to ensure that royalties are transferred when due. Nikola agrees to comply all applicable laws, including registration of this FCPM License, where applicable.

Nikola shall keep separate records of Licensed Products showing all details required for the calculation of royalties. An example of the volume calculation for the Licensed Product used to calculate royalty payments for the reporting periods described in Article 6 shall be provided in Annex 3.

Bosch shall be entitled, via an external, unaffiliated licensed auditor, until two years after the due date of the last royalty statement under this FCPM License, to have audited, at its own expenses subject to the conditions hereunder, the records and all papers of Nikola that are reasonably relevant to determine royalty payments due under Article 6 and may be expedient for their examination in Nikola's office or works at all times during normal office hours. In case such audit results in any under-statements by Nikola with the consequence of additional payments to Bosch, Nikola shall pay such additional moneys to Bosch within four weeks after the result of such audit has been submitted to Nikola plus interest according to the late payments paragraph below. In addition thereto Nikola shall bear the costs of such audit provided the additional amount to be paid by Nikola to Bosch exceeds 3 % of the royalties paid by Nikola to Bosch for the period audited and Nikola shall be deemed to be late in payments in accordance with Section 9.4(d).

Late Payments:
Any portion of a payment not paid by Nikola when due will bear interest at the rate of [*]or the highest rate allowed by applicable law, whichever is less, from the date due until paid. Nikola agrees to pay all costs involved in collecting overdue amounts, including, without limitation, reasonable attorneys’ fees.

8.TAXES

Nikola agrees to pay any applicable sales, use, personal property, excise and other such taxes imposed upon the transaction, or measured directly by payments made by Nikola to Bosch, excluding taxes for which Nikola is exempt. Such applicable taxes are not included in the price of the license fee or the running royalties set forth in Section 6.2 above. Any federal or other taxes based on the income of Bosch or its right to conduct business will be paid by Bosch and are excluded from the obligations of Nikola under this FCPM License.

Each payment by Nikola will be made without withholding any taxes, unless required by law. Nikola shall inform Bosch of any withholding tax obligation on payments due to Bosch under an invoice as soon as Nikola becomes aware of such withholding tax obligation. If Bosch believes that it is eligible for exemption from, or reduction of, any U.S. withholding tax (or other withholding or similar tax of one or more other jurisdictions), Bosch will deliver to Nikola a completed, duly executed IRS Form W-9 or

Form W-8 (or other appropriate form of such other jurisdiction(s) as required under the laws of such other jurisdiction) valid through the date of payment. Nikola shall promptly deliver to Bosch a certificate evidencing the payment of any tax actually withheld.

9.TERM

9.1.Start. This FCPM License enters into force on the Effective Date.

9.2.End. This FCPM License shall remain in effect for a term ending December 31, 2030.

Both Nikola and Bosch may mutually agree to extend for a defined period per written agreement, unless terminated earlier in accordance with this Article 9.

9.3.Termination for Cause by either Party. A Party may terminate this FCPM License by written notice to the other Party without any liability for damages or obligation for compensation or payment of any kind by the terminating Party to the other Party, its Affiliates and/or Third Parties, if:

(a)The other Party and/or its Affiliates commits a material breach of the Collective FCPM Agreement and fails (i) to provide a written proposal to investigate a cure for such breach within 90 (ninety) calendar days of receipt of written notice specifying such breach by the non-breaching Party, and (ii) fails to reasonably execute on the proposal to investigate within 90 (ninety) days after the initial 90 (ninety) day period set forth in (i); and/or
(b)Compliance with export control regulations prohibits Bosch from delivering the Licensed Materials, as determined by Bosch. In this circumstance, the amount of the IDP owed by Nikola will be in proportion to the Licensed Materials received by Nikola at the time of termination.

9.4.Termination for Cause by Bosch. Bosch may terminate this FCPM License by written notice to Nikola without any liability for damages or obligation for compensation or payment of any kind from Bosch to Nikola, its Affiliates and/or Third Parties, if:

(a)The Licensed Materials, in Bosch’s sole discretion can no longer be distributed due to legal compliance with all applicable laws, rules and regulations and/or risks (in this circumstance, the amount of the IDP owed by Nikola will be in proportion to the Licensed Materials received by Nikola at the time of termination.); and/or

(b)A Third Party that is solely a financial investor directly or indirectly acquires ownership or control of forty percent (40%) or more of the voting shares or other equity interests of Nikola and/or has the ability to direct the management and policies through equity ownership, contract or other means or is entitled to vote upon election of directors or persons performing similar functions, provided the right for Bosch to terminate in this circumstance requires: (i) Bosch to first allow for Nikola to provide Bosch with a written proposal to continue the FCPM License by taking protective measures such as restricting access to the Licensed Materials to a list of named Nikola employees (“the Proposal”), wherein such Nikola employees will be bound by additional reasonable confidentiality obligations to restrict dissemination of the Licensed Materials or information related thereto, and (ii) Bosch must negotiate with Nikola in good faith the details of the Proposal within ninety (90) days of Nikola providing the Proposal set forth in (i) above, wherein agreement in writing to the Proposal may not be unreasonably withheld, and provided that Bosch may terminate this FCPM License if Bosch determines, in its sole discretion, that (y) the Proposal is inadequate to protect the ownership or confidentiality of the Licensed Materials and (z) the Parties are unable to negotiate an agreement in good faith within 120 days of Bosch’s receipt of the Proposal. Notwithstanding the forgoing, Bosch may terminate the FCPM License immediately if the log of Nikola employees having access to the Licensed Materials as set forth in Section 4.9 above is changed to include additional Nikola employees at any time during the 120 day negotiation period of the Proposal; and/or

(c)a Third Party that is a manufacturer of, or intends within the next year to be a manufacturer of, products similar to the Licensed products, FCPMs or processes similar to the Licensed Materials directly or indirectly acquires at least five percent (5%) ownership or any control of Nikola and/or has the ability to direct the management and policies through equity ownership, contract or other means or is entitled to vote upon election of directors or persons performing similar functions, provided the right for Bosch to terminate in this circumstance requires that (i) Bosch to first allow for Nikola to provide Bosch the Proposal, and (ii) Bosch must negotiate with Nikola in good faith the details of the Proposal within ninety (90) days of Nikola providing the Proposal set forth in (i) above, wherein agreement in writing to the Proposal may not be unreasonably withheld, and provided that Bosch may terminate this FCPM License if Bosch determines, in its sole discretion, that (y) the Proposal is inadequate to protect the ownership or confidentiality of the Licensed Materials and (z) the Parties are unable to negotiate an agreement in good faith within 120 days of Bosch’s receipt of the Proposal. Notwithstanding the forgoing, Bosch may terminate the FCPM License immediately if the log of Nikola employees having access to the Licensed Materials as set forth in Section 4.9 above is changed to include additional Nikola employees at any time during the 120 day negotiation period of the Proposal; and/or

(d)Nikola is in default with a payment for more than 1 (one) month; and/or

(e)Any of the conditions set forth in Article 4 are not met by Nikola.

9.5.Effect of Termination. Except as expressly stated herein, the rights granted to the Parties terminate after expiration under Section 9.2 or receipt of the written notice of termination in accordance with Sections 9.3 and 9.4, excluding the rights set forth in Section 4.8. Termination does not relieve Nikola of its obligation to make payments owed at the time of termination. In case of termination by Bosch, all payments owed by Nikola become due and payable immediately after the termination has become effective. Upon termination for any reason:

(a)Nikola shall not be entitled to any compensation or reimbursement for inability to recoup any investment made in connection with performance under this FCPM License, loss of prospective profits or anticipated sale or other losses occasioned by termination of this FCPM License pursuant to its terms, and

(b)Each Party shall immediately return or certify as destroyed to the other Party, as determined by the disclosing Party, all items in the possession of the Party which are the other Party’s property that is related to this FCPM License, including all Confidential Information, property, tooling, molds, equipment, documents, disks, electronically stored information or other media containing Confidential Information of the other Party, except that the receiving Party may retain a copy of Confidential Information with its legal counsel or other appropriate corporate representative to evidence the exchange of information hereunder and in connection with legal or statutory requirements (wherein all such retained copies shall remain subject to the use and disclosure restrictions set forth in this FCPM License).

10.CONFIDENTIALITY

10.1.Level and Access. The receiving Party (the “Recipient”) shall keep the Confidential Information strictly confidential and shall not disclose it directly or indirectly, orally, in writing or in any other way to any Third Party without the prior written consent of the disclosing Party. To keep the Confidential Information confidential, the Recipient undertakes its reasonable commercial efforts, and to comply with Section 4.9 above. Such reasonable commercial efforts include the highest degree of care that the Recipient applies to protect its own trade secret or Confidential Information of a similar nature, but not less than a reasonable degree of care. The Recipient shall not use any of the disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this FCPM License, shall not use the disclosing Party’s Confidential Information for its benefit or for the benefit of any Third Party, and shall not disclose any such Confidential Information to any Third Party without express written consent of the disclosing Party. The Recipient shall limit disclosure of Confidential Information to its employees having a specific need to know Confidential Information for the purpose of this FCPM License and which are under the obligation to hold such information in confidence under terms and conditions at least as restrictive as the terms and conditions hereunder. Nikola hereby acknowledges that the Licensed Materials are trade secret information of Bosch, and Nikola will handle the Licensed Materials accordingly, by taking actions that include, without limitation, maintaining Confidential Information and Licensed Materials in a secure location that is separate from Nikola information and that may only be accessed by those employees having a specific need to know for the purpose of this FCPM License. Neither Party will authorize or permit its employees, contractors, personnel, or Third Parties to decompile, disassemble, or in any other way reverse engineer any Confidential Information or other data, information or technology provided by the other Party unless expressly required by law.

10.2.Exceptions. The obligation of non-disclosure does not, or no longer, apply to:

(a)Confidential Information which is in the possession of the Recipient not as a result of any improper inaction or action of the Recipient without obligations of confidentiality at the time of disclosure as shown by the Recipient’s and/or its Affiliate’s files and records prior to the time of disclosure; and/or

(b)Confidential Information which becomes prior to or after the time of disclosure part of the public knowledge or literature, but through no fault or improper inaction or action of the Recipient or any Third Party to whom the Recipient might have provided the Confidential Information; and/or

(c)Confidential Information rightfully acquired from others who did not obtain it under the pledge of secrecy to the disclosing Party; and/or

(d)Confidential Information that is independently developed by or on behalf of the Recipient without reference to the Confidential Information of the disclosing Party, as can be shown through documentation; and/or

(e)Confidential Information which is requested or ordered to be disclosed by a governmental authority, court or arbitral proceedings, or otherwise by mandatory law. On receipt of such request or order, the Recipient shall notify immediately the disclosing Party without any delay of such pending disclosure so that a protective order or other appropriate remedy may be obtained. If such an order is not available, the Recipient shall only discloses the minimum portion of Confidential Information that is legally compelled to disclose; and/or

(f)Confidential Information which is specifically and expressly approved by the disclosing Party and/or its Affiliate in writing for release prior to such release.

(g)Any high level tours of manufacturing line(s) installed or otherwise constructed at Nikola’s facilities that are derived from or based upon the Licensed Materials in the Licensed Territory so long as the following criteria are met: (i) the high level tours are only provided to Nikola customers, service partners or suppliers that are not fuel cell competitors of Bosch or its Affiliates, and (ii) prior to any high level tours, each customer, service partner or supplier has entered into a written confidentiality agreement with Nikola and Bosch that is at least as restrictive as the confidentiality terms set forth in this FCPM License.

Additionally, the Recipient is hereby notified that, as set forth in 18 U.S.C. §1833(b), he/she does not have criminal or civil liability under U.S. trade secret law for the following disclosures of a trade secret, subject to Section 10.2(e):

i.disclosure in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, provided the disclosure is for the sole purpose of reporting or investigating a suspected violation of law; and/or

ii.disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

In case the Recipient is claiming a right of disclosure under Section 10.2, it has the burden of proof in establishing any of the above mentioned exceptions.

10.3.Existence of FCPM License. Neither Party shall, without the prior written consent of the other Party, disclose to any Third Party, any of the terms, conditions, status or other facts with respect to this FCPM License, except for disclosures required by applicable law, rule or regulation, including those of any recognized stock exchange or security or regulatory agency. For the sake of clarity, neither Party is entitled to use the other Party’s name for any purpose unless mutually agreed in writing. Neither Party is entitled to use the other Party’s logos and figurative marks without the other Party’s prior written consent.

10.4.Affiliates. Solely for the purpose of enabling each Party’s respective Affiliate(s) to verify the obligations to which such Affiliate(s) must agree, if any, the respective Party is entitled to disclose information related to this FCPM License to such Affiliate(s) provided, however, that such Affiliate(s) have a specific need to know Confidential Information for the purpose of this FCPM License and are under the obligation to hold such information in confidence under terms and conditions at least as restrictive as the terms and conditions under this FCPM License. For the sake of clarity, Nikola may not share the Licensed Materials with Affiliates except to the extent the Section 10.4 applies.

10.5.Non-Use. The Recipient is not entitled to use and shall prohibit its Affiliates from using any and all Confidential Information (or any portion thereof) of the disclosing Party in any manner except as expressly contemplated by this FCPM License. For clarity, Nikola Affiliates do not have license rights to the Licensed Materials.

10.6.Copies. In case the Recipient makes copies of received Confidential Information, e.g. by sending an email with an attachment containing Confidential Information to members of its staff having a specific need to know such Confidential Information, such copies are also deemed as Confidential Information and a proprietary rights notice must indicate the disclosing Party as the sole owner of such information. The Recipient shall avoid any language, design and/or any other use to create the impression that the Confidential Information or any copy of it, if any, is the proprietary information of the Recipient and/or its Affiliates.

10.7.Information about Misuse. The Recipient agrees to notify the disclosing Party without undue delay in writing of any misuse or misappropriation of received Confidential Information which comes to the Recipient’s attention.

10.8.Return of Documents. If not otherwise agreed upon in the individual case, upon termination or expiration of this FCPM License, the Recipient shall return, and shall cause any Affiliates to return, to the disclosing Party any and all received Confidential Information and delete any electronic copy containing Confidential Information. Notwithstanding the foregoing, the Recipient is entitled to retain, for compliance purposes only, copies which are accessible only to a restricted group of people and the Recipient may retain a copy of Confidential Information with its legal counsel to evidence the exchange of information hereunder and in connection with legal or statutory requirements (wherein all such retained copies shall remain subject to the use and disclosure restrictions set forth in this Article 10).

10.9.End. The obligation to keep the terms and conditions of this FCPM License as well as the received Confidential Information confidential survives the termination of this FCPM License and termination of the FCPM Framework Supply Agreement, whichever is later, for a period of ten (10) years, except that such obligations shall never expire with respect to a Party’s trade secrets.

10.10.Non-Disclosure Agreement: The provisions of this Article 10 are in addition to, and do not replace or supersede, the terms of the Mutual NDA Bluegentech_Bosch (19OCT16).pdf and 20200120 Bosch_Nikola Non-Disclosure Agreement – Amendment

17nov2020V2_approved.pdf (collectively, the “NDA”) between the Parties each having an effective date of October 19, 2016 and January 01, 2020, respectively. The Parties agree that the NDA remains in full force and effect. In the event of any conflict between this Article 10 and the NDA, this Article 10 shall control.

11.WARRANTY

11.1Licensed Products Warranty. Subject to the terms and conditions set forth below, Bosch warrants to Nikola that the Licensed Products will materially conform to the design specifications for a period of (a) 6 months from the time of completion of manufacture of the Licensed Product or (b) use of the Licensed Product incorporated into a newly manufactured Nikola Truck for 50,000 miles, whichever comes first, (the “Warranty Period”) provided that (i) successful Bosch FCPM/FC component validation and Nikola vehicle validation has been completed, including, without limitation appropriate Product Data and Vehicle Data sharing in conjunction herewith, and (ii) a separate warranty is offered and agreed in writing with respect to FCPMs built by Bosch under the FCPM Framework Supply Agreement. Bosch’s warranty obligation shall apply only for warranty claims related to a proven defect in the design of the Licensed Materials as delivered by Bosch, and only to the extent the same claimed warranty issue occurs in both FCPMs manufactured by Nikola and FCPMs manufactured by Bosch (“Defect”).

11.2Warranty Exclusions.

At no time will Bosch honor any claim for issues arising from (a) any manufacturing process, even if manufacturing process issues occur both on Nikola built FCPM in North America and on Bosch built FCPM in the EU, (b) any supplier, even if the supplier issues occur both in the Nikola Built FCPM and the Bosch built FCPM.

At no time will Bosch honor any claim for the following: (a) Characteristics and quality of the Licensed Products differing from or additional to the design specifications once Nikola’s release is passed, (b) characteristics and quality of the Licensed Products differing from or additional to the design specifications of Nikola orders before such orders entirely pass the release, (c) any characteristics and quality of the Licensed Products before release and validation is complete by both Parties or (d) issues or potential recalls related to the system, Licensed Product placement or Licensed Product environment.

The warranties set forth in this FCPM License will not apply to any Defect or non- conformance in the Licensed Product arising from or related to: (i) accident, neglect, abuse, use or manufacture contrary to the Licensed Materials or TCD, installation, operational or maintenance guidelines or requirements, or improper storage or handling of the Licensed Product; or (ii) modifications of the Licensed Materials or Licensed Product made by Nikola or for Nikola; or (iii) incorporation into or operation of the specific system into which the Licensed Product is incorporated; or (iv) design, software, data, or material expressly required or supplied by Nikola; or (v) failure to meet any prerequisites or collaboration duties of Nikola; or (vi) Nikola’s integration of the Licensed Product into vehicle systems or other components within the vehicle system in a manner that is negligent, or not approved by Bosch, or not reasonably foreseeable for the

Licensed Products; or (vii) reasonable wear and tear; or (viii) accidents or damage resulting from fire, water, wind, hail, lightning, electrical surge or failure, earthquake, theft or similar causes to the extent not caused or contributed to by the negligence of Bosch or its employees, agents or subcontractors.

11.3Sole and Exclusive Remedy. If, within the Warranty Period, a Defect to the Licensed Product shall be proved to Bosch’s satisfaction, Bosch shall be responsible solely for the refund of following costs to Nikola for the Licensed Product: (i) Bosch FCPM OE parts price or FC Component price, whichever is applicable, and (ii) a markup of up to 10% on the FCPM OE parts price or FC Component price, whichever is applicable, for cost of handling and shipping, and (iii) standard labor rate to replace or repair the defective Licensed Product (whichever Bosch determines, in its sole discretion, to provide). THE REMEDIES SET FORTH IN THIS ARTICLE 11 ARE NIKOLA’S SOLE AND EXCLUSIVE REMEDIES FOR ANY BOSCH BREACH OF A WARRANTY, ANY FIELD ACTION, ANY CUSTOMER SERVICE CAMPAIGN OR ANY RECALL INVOLVING OR RELATED TO THE LICENSED PRODUCT.

11.4Disclaimer of Implied Warranties. THE WARRANTIES SET FORTH IN THIS ARTICLE 11 ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND FREEDOM FROM THIRD PARTY RIGHTS. BOSCH EXPRESSLY DISCLAIMS AND EXCLUDES ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NONINFRINGEMENT, AND SCOPE, VALIDITY, ENFORCEABILITY OR FREEDOM FROM THIRD PARTY PRIOR USER RIGHTS UNDER 35 U.S.C. § 273 (OR ANY COMPARABLE PROVISION OF LAW) OF ANY INTELLECTUAL PROPERTY RIGHTS GRANTED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE OF TRADE OR PROFESSION, OR OTHERWISE IN CONNECTION WITH THIS FCPM LICENSE, THE LICENSED PRODUCTS OR THE LICENSED MATERIALS PROVIDED UNDER THIS FCPM LICENSE. UNDER NO CIRCUMSTANCES SHALL BOSCH BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

11.5Warranty Claim Process. To submit a claim under this warranty, Nikola shall return to Bosch 100% or a statistically relevant share, as mutually agreed upon, of any Licensed Product claimed by Nikola to have the Defect. Bosch shall have the right to request reasonable evidence of and impose reasonable requirements for submission of a warranty claim, including without limitation printouts of diagnostic test results performed at Nikola’s dealer or Nikola’s facilities and all relevant vehicle data.

11.6To the extent Prototypes are manufactured under this FCPM License, ALL PROTOTYPES ARE “AS IS” AND ALL WARRANTIES, EXPRESSED OR IMPLIED, ARE DISCLAIMED BY BOSCH AND EXCLUDED, INCLUDING WITHOUT LIMITATION WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR FREEDOM FROM THIRD PARTY RIGHTS, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, OR OTHERWISE. BOSCH DOES NOT WARRANT THAT THE PROTOTYPES WILL BE ERROR FREE OR SECURE. PROTOTYPES ARE NOT

DESIGNED FOR AND SHOULD NOT BE USED IN ANY FAIL-SAFE APPLICATIONS.

11.7Nikola acknowledges that Prototypes are intended only for use in evaluation and testing in a suitable and safe evaluation and testing environment by suitably trained and qualified persons and in accordance with Bosch’s written instructions, unless agreed otherwise in a separate signed prototype use agreement. Nikola shall ensure safe operating conditions for all evaluation and testing purposes at all times during the evaluation and testing. Nikola warrants that no vehicles containing any Prototypes will be driven on public roads, unless and until Nikola and Bosch agree in writing. Nikola shall only use the Prototypes in accordance with written instructions from Bosch. Any use, testing or evaluation of the Prototypes outside the scope of this Agreement or as agreed in a separate signed agreement between the parties shall be at Nikola’s sole risk.

12.RECALLS AND FIELD ACTIONS.

Nikola shall promptly notify Bosch in writing of any complaint or adverse claim about any Licensed Product or its use of which Nikola becomes aware, keep Bosch reasonably informed and consult with Bosch on the actions to be taken. Such prompt written notice is also required in the event of any Licensed Product related incident such as fire, accident, malfunction causing injury, or loss of control of a vehicle, and Nikola shall accompany such notice with all information reasonably available to Nikola. Unless required by applicable laws, Nikola shall not respond to inquiries of any Federal or State agency relating to the Licensed Products without prior consultation with Bosch. Prior to any recall or other field action involving the Licensed Products, Bosch shall have the right to perform a timely full investigation, including without limitation, inspection and testing (including destructive testing) of the Licensed Products involved, vehicle history, scene investigation, and review of copies of all witness statements, reports, analysis, and tests performed by or on behalf of or in the possession of Nikola. Nikola shall give Bosch reasonable full support for such investigation. If any government agency requires a recall or other field action of any Licensed Products or packaging or Bosch reasonably determines that any Licensed Products or packaging should be subject to a recall, field action or should be withdrawn from distribution and sale, then Bosch and Nikola shall coordinate the appropriate cessation of sale and distribution and the recall, field action or withdrawal, as mutually-determined by Bosch and Nikola to be necessary, of all such Licensed Products or packaging. If determined by Bosch to be necessary or advisable, Nikola and Bosch shall cooperate to recall or reacquire the applicable Licensed Products or packaging from any purchaser thereof.

If the field concern at issue related to the recall, field action or cessation of sale or distribution was caused by Nikola, then to such extent Nikola shall pay the costs and expenses associated with any such recall, and Nikola shall indemnify Bosch for its reasonable costs and expenses associated with such recall.

12.LIMITATION OF LIABILITY

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NONE OF BOSCH, ITS AFFILIATES, REPRESENTATIVES, OFFICERS NOR EMPLOYEES IS LIABLE TO NIKOLA, ITS AFFILIATES AND/OR THIRD PARTIES – EXCEPT IN BREACH OF ARTICLE 10

(CONFIDENTIALITY) AND/OR ARTICLE 14 (INDEMNIFICATION) - FOR ANY DIRECT, INDIRECT, INCIDENTIAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS FCPM LICENSE OR WITH RESPECT TO THE LICENSED PRODUCT MANUFACTURED BY NIKOLA OR WITH RESPECT TO A PARTY´S AND/OR AFFILIATES´ PERFORMANCE OR NON-PERFORMANCE AND REGARDLESS WHETHER OR NOT THE POSSIBILITY OF ANY DAMAGES COULD HAVE BEEN REASONABLY FORESEEN – EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE TOTAL LIABILITY OF BOSCH, ITS AFFILIATES, AND THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, SUBCONTRACTORS, AND AGENTS TO NIKOLA FOR LOSSES OF ANY KIND, WHETHER UNDER ANY LEGAL THEORY OR CAUSE OF ACTION, INCLUDING, WITHOUT LIMITATION, TORT, CONTRACT, WARRANTY, INDEMNIFICATION, STRICT LIABILITY, OR ARISING OUT OF OR RELATED TO A FEDERAL, STATE, OR LOCAL STATUTE, ORDINANCE, OR REGULATION EXCEED, EITHER CUMULATIVELY OR IN THE AGGREGATE: FIFTEEN PERCENT (15%) OF THE TOTAL AMOUNT OF REOCCURRING ROYALTIES THAT HAVE BEEN PAID BY NIKOLA TO BOSCH AS SET FORTH IN THIS FCPM LICENSE AT THE TIME THE BOSCH LIABILITY HAS BEEN ESTABLISHED AND PAYMENT IS MADE.

THE LIMITED LIABILITY PROVISION AND EXCLUSION OF ANY WARRANTY AND REPRESENTATION CONTAINED IN THIS FCPM LICENSE ARE A FUNDAMENTAL BASIS OF THE PARTIES’ BARGAIN HEREUNDER, AND BOSCH WOULD NOT AGREE TO THE TERMS HEREIN ABSENT SUCH LIMITATIONS OR EXCLUSION OF ANY WARRANTY AND REPRESENTATION.

14.INDEMNIFICATION

Indemnification from Nikola. To the fullest extent permitted by applicable law, Nikola will indemnify, defend and hold harmless Bosch, Bosch’s Affiliates and their respective directors, officers, employees, successors in interest and permitted assigns, for any and all claims and resulting damages and expenses (including reasonable attorney’s fees) arising out of Nikola’s use of the Licensed Materials.

Indemnification from Bosch. Bosch shall indemnify, defend, and hold harmless Nikola, its Affiliates, and their respective directors, officers, employees, successors, and assigns (collectively “Nikola Indemnified Party”) against all third party claims of infringement in the United States, Germany, France, Italy and the United Kingdom (specifically excluding claims of infringement of any Affiliate of Nikola) and resulting direct damages and expenses (including reasonable attorney’s fees) arising out of use of the Licensed Materials as delivered by Bosch, provided Bosch shall have no liability and shall not indemnify, defend, or hold harmless a Nikola Indemnified Party for or against any claim to the extent arising from (i) a Nikola Indemnified Party’s gross negligence or willful or intentional acts or omissions; or (ii) any modification or alteration of the Licensed Materials, unless prior written authorization for such modification or alteration is provided by Bosch in writing; or (iii) use of the Licensed Materials in combination with any other equipment, software, products or services not supplied by Bosch and the use of such combination was not authorized by Bosch; or (iv) Nikola provided or required designs, specifications, requirements, or instructions; or (v) the application or use of any Licensed Materials which materially fails to comply written instructions or conditional approvals from Bosch; or (vi) the implementation of Standardized Technologies, to the extent the indemnification obligation stems from the Standardized Technologies or implementation related thereto. “Standardized Technologies” as used herein means technical specifications or functions (x) adopted by a standards organization (e.g., ETSI or IEEE), (y) defined by research institutes, industrial companies or market participants to ensure technical conformity or compatibility, or (z) established by common practice in a particular field. For the sake of clarity, no indemnification or warranty is provided for Licensed Products or prototypes under this FCPM License.

Bosch shall be entitled, at its discretion, to either: (A) obtain a right of use for the Licensed Materials alleged to infringe an Intellectual Property right, (B) to modify the Licensed Materials so that it no longer infringes the Intellectual Property right, or (C) to replace the Licensed Materials with an equivalent substitute that no longer infringes the Intellectual Property right. Bosch reserves the right to carry out the actions of (A)-(C) in the sentence above at its disposal even if the infringement of the Intellectual Property right has not been ruled on by a court of law with res judicata effect or acknowledged by Bosch.

15.EXPORT

15.1.Each Party and/or its Affiliates shall comply with all U.S. export regulations and any other countries regulations and shall not Export and/or re-Export or provide, directly or indirectly: (i) received Confidential Information; (ii) the Licensed Materials; and/or (iii) resulting items manufactured/developed based on the Licensed Materials in any form to anybody without necessary appropriate authorization from the U.S. government and any other country whose laws and regulations have to be applied on the respective case.

16.FORCE MAJEURE

Neither Party is held liable or responsible to the other Party nor will be deemed to be in default under or in breach of any provision of this FCPM License for failure or delay in fulfilling or performing any obligation under this FCPM License when such failure or delay is due to Force Majeure, and without the fault or negligence of the Party so failing or delaying. In such event Bosch or Nikola, as the case may be, promptly notifies the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice is thereupon excused from such of its obligations under this FCPM Agreement as it is thereby disabled from performing for so long as it is so disabled and for 30 (thirty) days thereafter. To the extent possible, each Party shall use commercially reasonable efforts to minimize the duration of any Force Majeure.

17.GOVERNING LAW

17.1.The validity, interpretation and construction of this FCPM License and all matters related to this FCPM License shall be governed and interpreted by the laws of the State of Delaware excluding the conflict of law regulations. THE PARTIES AGREE THAT THE

UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY.

The Parties further agree and submit to the jurisdiction of the federal or state courts of competent jurisdiction located in New Castle County, Delaware as the exclusive forum for the adjudication for any dispute arising hereunder.

17.2.This FCPM License and all disputes between the Parties arising out of or related thereto shall be governed by the laws of the State of Delaware except for its choice of law rules. The Parties acknowledge that this FCPM License evidences a transaction involving interstate commerce. The Parties shall first endeavor to resolve through good faith negotiations any dispute arising under or relating to this FCPM License.

18.MISCELLANEOUS

18.1.Entire Agreement. This FCPM License constitutes the full and complete understanding between the Parties hereto with respect to the Licensed Materials and supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the Parties relating hereto (other than the NDA) on the Effective Date; no additional or different terms set forth in any of Nikola’s purchase orders or other forms, correspondence or other communications shall apply to any such provision of the Licensed Materials. There are no unwritten oral agreements between the Parties regarding the subject matter of this FCPM License, however, the Parties agree that the FCPM Framework Supply Agreement referenced herein must be executed prior to the execution of this FCPM License. Any annex to this FCPM License constitutes an integral part of this FCPM License.

18.2.Correspondence Addresses. All notices to be sent by either Party under this FCPM License shall be sent to the respective addresses of the Parties hereto as set forth below:

BOSCH:John Thomas Customer Account Manager – Nikola Powertrain

Andreas Keuper Powertrain Solutions Engineering – Nikola Powertrain

With a copy to:
Office of General Counsel (IPL)
Robert Bosch LLC
38000 Hills Tech Drive
Farmington Hills, MI 48331

NIKOLA:
Nikola Contacts:
Christian Appel Chief Engineer, Fuel Cell Truck Development

Trevor Buys Global Supply Manager for Fuel Cell & Hydrogen Storage Systems

With a copy to:
Chief Legal Officer
Nikola Corporation
4141 E. Broadway Rd.
Phoenix, AZ 85040

18.3.Governing Agreement. This FCPM License prevails in case of any conflict with the terms and conditions of the annexes.

18.4.No Assignment. Neither this FCPM License nor any of the rights and obligations created herein can be delegated, transferred or assigned in whole or in part without the prior written consent of the other Party.

18.5.Relationship of Parties. The relationship between the Parties under this FCPM License is solely that of independent contractors. Nothing in this FCPM License is construed to constitute the Parties as partnership, or principal and agent for any purpose whatsoever.

18.6.No Third Party Benefit. None of the provisions of this FCPM License are for the benefit of, or enforceable by, any Third Party beneficiary, excluding the “exhaustion of rights doctrine” to be applied on an authorized sale, lease or distribution of a product or service licensed under this FCPM License.

18.7.Headings. Except for the headings for the definitions in Article 1, headings are for reference only and do not affect the meaning of the provisions.

18.8.No Waiver. The failure to exercise any right provided in this FCPM License is not a waiver of prior or subsequent rights.

18.9.Compliance of Affiliates. Each Party imposes on each of its Affiliates any and all obligations of this FCPM License prior to practicing any rights or receiving of any Confidential Information hereunder and the respective Affiliate has to accept it without any modifications. The Parties are responsible for the compliance of this FCPM License by such Affiliate and agree to guarantee its compliance.

18.10.Survival. The provisions of Sections 4.3, 4.4, 4.5, 4.8, 4.9, 10.3, and 18.10 and Articles 5, 6, 7, 8, 9, 10, 11, 12, 13, and 14 survive the expiration or termination of this FCPM License, as well as any other section of this FCPM License that by their nature are intended to survive expiration or termination of this FCPM License.

18.11.No Discharge on Termination. No termination of this FCPM License for any reason relieves or discharges either Party from any duty, obligation or liability that was accrued as of the date of the termination/expiration came effective.

18.12.Computation of Time. The time within which any act provided in this FCPM License has to be performed is computed by excluding the first day and including the last day, unless the last day is a Saturday, Sunday, or legal holiday, then it has also to be excluded. Receiving under this FCPM License a request via facsimile is accepted to start the deadline within an act has to be provided.

18.13.Language. Communication and notices to be made or given pursuant to this FCPM License have to be in the English language.

18.14.Severability. If the court according to Article 17 finds any provision of this FCPM License or any right or obligation hereunder (or portion hereof or thereof) invalid or to be unenforceable under the Governing Law (Article 17), then this FCPM License shall immediately be deemed amended or modified

(a)to include a provision that, to the maximum extent legally permissible, reflects the intent of the Parties reflected in such provision or with respect to such right or obligation; or

(b)if the foregoing is not possible, to exclude such provision, right or obligation and the Parties will negotiate in good faith a substitute, valid and enforceable provision or agreement which most nearly effects the Parties´ intent entering into this FCPM License.

In any event, the remainder of this FCPM License and any other rights and obligations continues in full force and effect.

18.15.Jointly Drafted/Review by Counsel. The Parties have participated jointly in the negotiation and drafting of this FCPM License and have had the opportunity to review the draft(s) and this FCPM License with counsel of their choosing.

18.16.Counterparts. This FCPM License is executed in (2) two counterparts, each of which is deemed original for all purposes.

19.Attachments
19.1.KPI = 20210510_Fuel_Cell-System_KPI_V31.pdf
19.2.RASIC = 20210218_Bosch_FCS_RASIC_v12.pdf
19.3.Component Table = 20210712_FC_Component_Summary_v3.pdf
19.4. 2021_07_26_Technology_License_Transfer_Bosch_Nikola_V15.xlsx

By signing below, each Party agrees to be bound by the terms and conditions of this Agreement as of the Effective Date referenced above.

NIKOLA CORPORATION	ROBERT BOSCH LLC

By: /s/ Mark Russell	By: /s/ Sujit Jai

Name: Mark Russell	Name: Sujit Jai
(print)	(print)

Title: Chief Executive Officer	Title:

Date: 8/30/2021	Date: 08.31.2021

By: /s/ Guido Stueber

Name: Guido Stueber
(print)
Title:

Date: 09.01.2021

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